EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form SB-2 No. 333-116654) of Payment Data Systems, Inc.; (Form S-8 No. 333-122312) pertaining to the Amended and Restated 1999 Employee Comprehensive Stock Plan of Payment Data Systems, Inc. and the 1999 Non-Employee Director Plan of Payment Data Systems, Inc.; and (Form S-8 No. 333-30958) pertaining to the Employee Stock Purchase Plan of Payment Data Systems, Inc. of our report dated February 17, 2006, except for Note 15, to which the date is March 10, 2006, with respect to the consolidated financial statements of Payment Data Systems, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2005.


/s/  Akin,  Doherty,  Klein  &  Feuge,  P.C.
AKIN,  DOHERTY,  KLEIN  &  FEUGE,  P.C.
San  Antonio,  Texas
March  31,  2006